MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors & Shareholders:

Goldenwell Biotech, Inc.

We consent to the use of our report dated February 8, 2020 with respect to the balance sheet of Goldenwell Biotech, Inc. as of December 31, 2019 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from August 20, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as “financial statements”).

Michael Gillespie & Associates, PLLC

Seattle, Washington

April 8, 2020

/S/ Michael Gillespie & Associates, PLLC